DIGITAL BIOMETRICS INC.
ELECTRONIC FINGERPRINTING SYSTEMS

PRESS RELEASE

                             FOR IMMEDIATE RELEASE

                          DIGITAL BIOMETRICS ANNOUNCES
                            SHAREHOLDER RIGHTS PLAN

         Minnetonka, Minnesota, May 8, 1996-- PRNewswire/--Digital Biometrics, Inc. ("DBI") (NASDAQ: DMII), a Minnetonka, Minnesota based manufacturer of biometric identification products, today announced that its Board of Directors has adopted a Shareholder Rights Plan ("the Plan"). The Plan is designed to enable DBI and its Board of Directors to develop and preserve long term values for stockholders and to protect stockholders in the event an attempt is made to acquire control of DBI without an offer of fair value to all stockholders. The Company said that the Plan was not adopted in response to any specific offer to acquire control of the Company and the Company is not aware of any such effort.

         DBI Chairman and Chief Executive Officer Jack A. Klingert said "Shareholder rights plans are a common and effective deterrent against hostile takeover attempts of public companies by giving the boards of directors negotiating strength when offers to purchase all or a portion of the company's outstanding common stock are at less than what the board of directors and the company's investment bankers consider a fair price to existing stockholders."

         Under the Plan, each stockholder of record at the close of business on May 15, 1996, will receive as a dividend one right for each share of DBI common stock held. The rights expire on April 30, 2006. Each right will entitle the holder to buy from DBI a number of shares of DBI common stock at a purchase price 50% less than the market price at such time that the Plan is activated. The total number of shares purchasable is limited to total authorized common shares and is determined in accordance with a formula set forth in a Rights Agreement between DBI and Norwest Bank Minnesota, National Association. The rights will attached to and trade with DBI common stock and will not detach from the common stock and become exercisable until after a person or group acquires 15% of DBI's common stock or begins a tender offer that would result in ownership of at least 15% of DBI's common stock.

         If any person or group were to acquire 15% (except pursuant to a tender offer for all outstanding shares of DBI common stock at a price and on terms determined to be fair by a majority of DBI's independent directs), the Plan would be triggered. In that case, each right (except those held by the acquiring person) will then entitle its holder to purchase, in accordance with the Rights Agreement, a number of shares of DBI common stock having twice the value of the exercise price. Also, if DBI is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power to any person, each right will entitle its holder to purchase a number of shares of common stock of the acquiring company at a price equivalent to 50% of the then-current per share market price of the common stock of the acquiring company.

         DBI may redeem the rights at $.01 per right at any time on or prior to the tenth business day following the acquisition of 15% or more of its common stock or commencement of a tender offer for at least 15% ownership of DBI.

         At any time when the rights are outstanding and exercisable, the Board of Directors, may, at its option, exchange all or any part of the rights for common stock at an exchange ratio of one share per right, subject to adjustment for the availability of authorized common shares.

         A copy of the press release, in its entirety, will be mailed to all stockholders.

Contact Donald E. Berg, Vice President-Finance, (612) 932-0888.